NEWS RELEASE FOR IMMEDIATE RELEASE Contact: Melanie Clabaugh (814) 728-7328 melanie.clabaugh@northwest.com www.northwest.bank Northwest Bank Names Jay DesMarteau as Chief Commercial Banking Officer Editor’s note: Executive headshot available on request. Columbus, Ohio. (June 20, 2023) - Northwest Bank, a full-service financial institution offering a complete line of business and personal banking products, has appointed Jay DesMarteau as senior executive vice president, chief commercial banking officer, effective today. He will provide strategic leadership and operational oversight for all aspects of Northwest’s commercial banking business. “As we continue our progression to a high-performing commercial bank across multiple geographies and industries, Jay’s experience and proven track record in growing and scaling lines of commercial business make him the ideal person for this role,” said Louis J. Torchio, president and chief executive officer, Northwest Bank. “We look forward to Jay’s leadership of our commercial banking group and welcome him to Northwest.” Mr. DesMarteau joins Northwest with nearly 30 years of experience in commercial banking and finance, most recently as head of commercial banking at LendingClub Bank, where he developed the overall strategy and distribution for the organization. Prior to his position at LendingClub Bank, Mr. DesMarteau spent 12 years in commercial banking leadership roles at TD Bank. As head of commercial distribution at TD Bank, he led seven teams comprised of 500 people responsible for middle market equipment finance, business banking, SBA lending, healthcare practice, government banking, treasury management and merchant solutions.

Mr. DesMarteau also served as president of equipment finance at CIT Bank, overseeing a team of 85 people and $1.5 billion in managed assets. In addition, he also spent 16 years with General Electric, including six years in vice president positions with GE Commercial Finance and GE Commercial Solutions. “It’s an honor to join such a talented team of experienced commercial lending professionals,” said Mr. DesMarteau. “I’m excited to build on Northwest’s diverse portfolio of commercial products and services, robust digital banking capabilities and strong history of customer service to further support commercial customers in achieving their visions.” Mr. DesMarteau earned his bachelor’s degree in industrial management from Purdue University and an MBA from Duke University. Currently residing in Westport, CT, Mr. DesMarteau will be relocating to Columbus, OH, headquarters of Northwest Bancshares, Inc. About Northwest Headquartered in Columbus, Ohio, Northwest Bancshares, Inc. is the bank holding company of Northwest Bank. Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, as well as treasury management solutions and wealth management services. Northwest currently operates 134 full-service community banking offices and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. The common stock of Northwest Bancshares, Inc. is listed on the NASDAQ Global Select Market ("NWBI"). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed on-line at www.northwest.com. ###